***INDICATES THAT TEXT HAS BEEN OMITTED WHICH IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. THIS TEXT HAS BEEN FILED SEPARATELY WITH THE SEC.
Exhibit 10.2
Amendment No. 2 to the
License Agreement for Commercial Use of MySQL® Software
          This Amendment No. 2 (“Amendment”) is entered into by and between MySQL Americas, Inc. (formerly MySQL Inc.) (“Licensor”) and Sourcefire, Inc. (“Licensee”) as of June 30, 2009 (the “Amendment 2 Effective Date”).
          Licensee and Licensor entered into an agreement entitled “License Agreement for Commercial Use of MySQL Software” effective June 13, 2005, amended by Amendment No. 1 on or about December 29, 2006 (collectively as amended by Amendment No. 1, the “Agreement”). In exchange for good and valuable consideration, the adequacy of which is hereby acknowledged, Licensee and Licensor hereby amend the Agreement as of the Amendment 2 Effective Date, as follows:
1. Licensor. Licensee acknowledges that Licensor has changed its name from MySQL Inc. to MySQL Americas, Inc. All references in the Agreement to “MySQL Inc.” are hereby changed to “MySQL Americas, Inc.” Licensor’s address for notices is changed to the following:
MySQL Americas, Inc.
c/o Sun Microsystems, Inc.
4150 Network Circle
Santa Clara, CA 95054 USA
Attention: MySQL Legal Group
2. Definitions. The following definitions are modified or added to Section 1 of the Agreement:
a. Product. The definition of “Product” in Section 1 of the Agreement is amended as follows:
In the definition of “Product”, (i) the words “means an arrangement of software that includes and connects only the following components” are changed to ““means an arrangement of software that includes and connects at least the following components”, (ii) the word “and” is inserted immediately prior to subsection (c), and (iii) subsection (d) thereof is deleted in its entirety.
b. Download Website. A new definition for “Download Website” is added to Section 1 of the Agreement as follows:
“Download Website” means the Licensor website for commercial software downloads at http://oem.mysql.com or an alternative site that Licensor may notify to Licensee from time to time with respect to Licensed Software downloads by website redirection, email, or as set forth in the notices provision hereof.”
3. Downloads. In Section 2.1 of the Agreement, the words “MySQL AB Website” are changed to “Download Website”. In Section 3 of the Agreement, both uses of the words “MySQL Website” are changed to “Download Website.” In Section 1 of Attachment A, the text “http://mysql.mysql.com” is changed to “Download Website”. The following sub-section (g) is added to Section 2.1 of the Agreement: “and (g) except for any InnoDB software, use the Product Source Code, only as has been made available to Licensee as of the Amendment No. 2 Effective Date or as may be made available at the Download Website in Licensor’s sole discretion, solely to facilitate the integration in 2.1(b) above provided that Licensee does not modify the source code other than the changes that may automatically occur during compilation of source code into object code.
4. Not GPL Software. The second paragraph of Section 3 of the Agreement and the definition of “GPL License” in Section 1 of the Agreement are deleted in their entirety.
5. Currency. In the second sentence of Section 4.1 of the Agreement, the phrase “Euros or” is hereby deleted.
6. Term of Agreement. Section 5.1 of the Agreement is deleted in its entirety and replaced with the following:
“5.1 This Agreement shall continue in effect from the Effective Date through June 30, 2014, unless earlier terminated as provided below.”
7. Trademarks. In Section 6.3 of the Agreement, both uses of the words “MySQL AB” are deleted and in each case replaced with the phrase “Sun Microsystems, Inc. or its subsidiaries”.
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8. Support in Disclaimer. The second sentence of Section 8 of the Agreement is amended by replacing each reference to “Licensed Software” with a reference to “Licensed Software and Support.” The fourth sentence of Section 8 of the Agreement is amended by replacing each reference to “Licensed Software” with a reference to “Licensed Software or Support.”
9. Remedies. In Section 9.2 of the Agreement, after the phrase “in the event Licensor is obligated to indemnify Licensee under Section 9.1 above” the following text is added: “or if Licensor receives information about an infringement claim related to Licensed Software”. Further, in Section 9.2(b) the phrase “substantially performs to the Documentation as of the Effective Date” is deleted and replaced with the phrase “substantially performs in accordance with the Documentation current as of the date of the Licensor Claim”.
10. Licensed Software. In Section 1 of Attachment A of the Agreement, the following text is appended to the first sentence:
“, limited to the code obtained by Licensee from the Download Website. Licensed Software also includes the then-current version of supporting software MySQL Connector/J, MySQL Connector/ODBC, MySQL Connector/MXJ, and MySQL Connector/Net), provided that supporting software may only be used along with a copy of the database software portion of Licensed Software.”
11. Sourcefire Software. Section 2 of Attachment A of the Agreement is deleted in its entirety and replaced with the following:
2. Definition of Sourcefire Software. “Sourcefire Software” means Licensee’s network security application(s), now existing or later developed, licensed or acquired, as well as any updates, upgrades, new versions, translations, localizations or natural successors thereof, including but not limited to Licensee’s applications identified below:

Application Name	Functional Description
Sourcefire Intrusion Prevention System (IPS)	The combination of signature, protocol, and anomaly-based inspection methods to achieve attack detection and prevention capability.

Sourcefire RNA (Real-time Network Awareness)	The use of passive network discovery, behavioral profiling and integrated vulnerability management technologies

Sourcefire Defense Center	The integration and correlation of threat information to prioritize security threats
In the event Licensee acquires a third party company or product after the Amendment No. 2 Effective Date, then absent Licensor’s express written consent or pursuant to the terms and conditions of a subsequent amendment to this Agreement, which the parties agree to negotiate in good faith, no such after-acquired product shall be deemed “Sourcefire Software” under the Agreement to the extent their distribution of Licensed Software is pursuant to separate agreement with Licensor. Further, in the event Licensee is acquired by a third party company, then absent Licensor’s express written consent or pursuant to the terms and conditions of a subsequent amendment to this Agreement, which the parties agree to negotiate in good faith, the products of the acquiring company as of the consummation of the acquisition shall not be deemed “Sourcefire Software” under the Agreement. Licensee agrees to provide Licensor with prompt written notice prior to its initial distribution of Licensed Software as part of Products which include any such newly acquired products as “Sourcefire Software” during the Term of this Agreement.
12. License & Support Purchase. In Section 4.1 of Attachment A of the Agreement, the phrase “the Term” in the first sentence is deleted and replaced with the phrase “the term of the Agreement through December 31, 2010”. The following is added to Attachment A as Section 4.1.1:
“4.1.1 Fees. In exchange for the unlimited right during the period of the Agreement from January 1, 2011 through June 30, 2014 to copy and distribute up to *** units of the Licensed Software as part of Products, including without limitation, the Licensed Software MySQL® Classic™, Licensee hereby irrevocably commits to pay a license and support fee of $***, due upon the Amendment 2 Effective Date and payable within 30 days of the date of Licensor’s invoice therefore. Subject to the terms and conditions of this Agreement, the foregoing fee shall entitle Licensee to the following (itemized portions of the fee listed above are shown to the right of each description):

(a) distribute up to *** units of the Licensed Software as part of Products from July 1, 2009 through June 30, 2014;	$	***
(b) source code internal use license	$	***
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(c) receive Support (as defined below) from January 1, 2011 through June 30, 2014; and	$	***
(d) unlimited upgrades of the Products, including without limitation previously deployed Products, to any subsequent generally available Licensed Software versions released by MySQL during the term of this Agreement, no matter the form of the version number listed by Licensor (i.e., all maintenance releases and major releases, including version number changes to either side of the decimal point).”
***
13. Support Features. Attachment C of the Agreement is superseded by the then-current description of MySQL OEM Support features, available at http://www.mysql.com/about/legal/mysqloemsupport.pdf as of the Amendment 2 Effective Date. In Section 5.1 of Attachment A of the Agreement, the phrase “the terms and conditions of Attachment C hereof” is replaced with the phrase “Licensor’s then-current OEM Support features”. The parties agree to extend Extended Support for MySQL version 4.1 from December 31, 2009 until December 31, 2010. The parties further agree to add Vintage Support (“Vintage Support”) for MySQL version 4.1 from January 1, 2011 to June 30, 2012, consisting of the following: (a) 24x7 assistance from technical support engineers, (b) access to knowledge bases, (c) access to pre-existing fixes for Licensee’s, where pre-existing means Software updates created prior to start of Vintage Phase, (d) assistance in upgrading to newer MySQL versions from “Vintage” versions, and (e) up to 20 hours Level 3 support provided by engineering through support engineers under (a) to assist in Licensee’s troubleshooting and fixing the Supported code. In the event Licensee starts using MySQL version 5.1 or a more recent release, Licensor shall provide Vintage Support on that release through June 30, 2014. Except as set forth hereunder, Support is subject to the then-current offering and policies, including Licensor’s lifecycle policy (http://www.mysql.com/about/legal/lifecycle/), and Vintage Support will not cover Bug Fixes, which would be charged on a per fix NRE time basis.
14. Miscellaneous. Each of the parties represents and warrants that it has the corporate power, capacity and authority to enter into and perform its obligations under this Amendment. Capitalized terms used in this Amendment shall have the same meaning as defined in the Agreement unless otherwise defined herein. Except as specifically provided in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. Together, the Agreement and this Amendment constitute the entire agreement between the parties, and supersede any and all prior negotiations, representations, correspondence, understandings and agreements with respect to the subject matter of the Agreement and this Amendment. To the extent of any inconsistency between the Agreement and this Amendment, this Amendment shall supersede and govern. This Amendment may be executed in counterparts, which together shall constitute one document and be binding on all of the parties hereto.
This Amendment is executed on behalf of each party by its duly authorized representative.

MySQL Americas, Inc.	Sourcefire, Inc.

Check the applicable box:

☑ Licensee policy does not require a purchase order for payment. By signing this Amendment, Licensee agrees to pay Licensor without issuance of a purchase order.

☐ Licensee policy requires a purchase order for payment. Licensee is submitting a purchase order with this Amendment.

By: /s/ Lesley Lloyd Young	By: /s/ Todd P. Headley

Name: Lesley Lloyd Young	Name: Todd P. Headley
Title: Director, Volume Sales, Sun Software	Title: CFO
Date: 7-7-09	Date: 30 June 2009
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